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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form 15

            Certification and Notice of Termination of Registration
           under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13
                and 15(d) of the Securities Exchange Act of 1934

                        Commission File No.     0-23073
                                           -------------------

                    Cleveland Indians Baseball Company, Inc.
             (Exact name of registrant as specified in its charter)

                   2401 Ontario Street, Cleveland, Ohio 44115
                                 (216) 420-4200
          (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                             Class A Common Shares
            (Title of each class of securities covered by this form)

                                      None
          (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)     /X/      Rule 12h-3(b)(1)(ii)    / /
        Rule 12g-4(a)(1)(ii)    / /      Rule 12h-3(b)(2(i)      / /
        Rule 12g-4(a)(2)(i)     / /      Rule 12h-3(b)(2)(ii)    / /
        Rule 12g-4(a)(2)(ii)    / /      Rule 15d-6              / /
        Rule 12h-3(b)(1)(i)     / /

         Approximate number of holders of record as of the certification or notice date: 1

         Pursuant to the requirements of the Securities Exchange Act of 1934, Cleveland Indians Baseball Company, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Dated:  February 15, 2000               CLEVELAND INDIANS BASEBALL COMPANY, INC.




                                        By:    /s/ Joseph Znidarsic
                                           ---------------------------------
                                        Name:  Joseph Znidarsic
                                        Title: Secretary